Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PURE STORAGE, INC.

Scott Dietzen hereby certifies that:

ONE: The original name of this company is Os76, Inc. and date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 2, 2009.

TWO: He is the duly elected and acting Chief Executive Officer of PURE Storage, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this company is Pure Storage, Inc. (the “Company” or the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, 19901, and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is three hundred seventy-six million six hundred ninety-two thousand two hundred forty-seven (376,692,247) shares, one thousand (1,000) shares of which shall be Class A Common Stock (the “Class A Common Stock”), two hundred fifty-two million eight hundred eleven thousand two hundred ninety-five (252,811,295) shares of which shall be Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and one hundred twenty-three million eight hundred seventy-nine thousand nine hundred fifty-two (123,879,952) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B. Subject to any additional vote or approval of the holders of the Series Preferred set forth herein, the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock or Class B Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted to Common Stock basis).

C. Three million eight hundred eleven thousand two hundred eighty-five (3,811,285) of the authorized shares of Preferred Stock are hereby designated “Series F-1 Preferred Stock” (the “Series F-1 Preferred”). Fifteen million eight hundred ninety-seven thousand three hundred thirty-seven (15,897,337) of the authorized shares of Preferred Stock are hereby designated “Series F Preferred Stock” (the “Series F Preferred”). Twenty-four million seven hundred sixty-one thousand nine hundred eighty-four (24,761,984) of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”). Ten million five hundred eighty-four thousand sixty-six (10,584,066) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”). Fourteen million two hundred fifty-three thousand seven hundred seventy-four (14,253,774) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”). Thirty million two hundred eleven thousand five hundred six (30,211,506) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). Twenty-four million three hundred sixty thousand (24,360,000) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”, and together with the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred and the Series F-1 Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, pari passu, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b) The “Original Issue Price” of the Series A Preferred shall be $0.208333335 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series B Preferred shall be $0.662 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series C Preferred shall be $2.135833335 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series D Preferred shall be $3.771333335 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series E Preferred shall be $6.9315 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series F Preferred shall be $15.7259 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series F-1 Preferred shall be $15.7259 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock in accordance with Sections 3 and 4 of Article IV(D).

(d) In the event that, after compliance with Section 1(c) above, dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) of Article IV(D) are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board.

(f) A distribution to the Company’s shareholders solely for purposes of Sections 1(c)(i) or (ii) may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of votes of the shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred. For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least seventy percent (70%) of the outstanding Series Preferred (voting together as a single class, on an as-if-converted to Common Stock basis) shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i) Any amendment, alteration, repeal, or waiver of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation);

(ii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification, merger or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(iv) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends payable solely in Common Stock as described in Section 1(e) of Article IV(D) (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) of Article IV(D);

(v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4 of Article IV(D)), or the liquidation, dissolution or winding up of the Company; or

(vi) Any increase or decrease in the authorized number of members of the Company’s Board.

(c) Separate Vote of Series E Preferred. For so long as any shares of Series E Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least seventy percent (70%) of the outstanding Series E Preferred (voting as a separate class) shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i) Any increase in the authorized number of shares of Series E Preferred;

(ii) Any amendment, alteration, repeal, or waiver of the anti-dilution provisions set forth in Article IV(D) Section 5(h) hereof with respect to the Series E Preferred (including any waiver of adjustments made or required to be made to the Series Preferred Conversion Price of the Series E Preferred pursuant thereto); or

(iii) Any action that alters or changes the powers, rights, preferences or privileges of Series E Preferred so as to affect the holders of Series E Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Series Preferred, including for the sake of clarity, any amendment, alteration, repeal, or waiver of this Section 2(c).

(d) Separate Vote of Series F Preferred. For so long as any shares of Series F Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least seventy percent (70%) of the outstanding Series F Preferred (voting as a separate class) shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i) Any increase in the authorized number of shares of Series F Preferred;

(ii) Any amendment, alteration, repeal, or waiver of the anti-dilution provisions set forth in Article IV(D) Section 5(h) hereof with respect to the Series F Preferred (including any waiver of adjustments made or required to be made to the Series Preferred Conversion Price of the Series F Preferred pursuant thereto);

(iii) Any action that alters or changes the powers, rights, preferences or privileges of Series F Preferred so as to affect the holders of Series F Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Series Preferred, including for the sake of clarity, any amendment, alteration, repeal, or waiver of this Section 2(d); or

(iv) Any action that alters or changes the liquidation preference of the Series F Preferred pursuant to Article IV(D) Section 3 and Section 4 hereof in connection with, or in anticipation of, any Acquisition or Asset Transfer.

(e) Separate Vote of Series F-1 Preferred. For so long as any shares of Series F-1 Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series F-1 Preferred (voting as a separate class) shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i) Any increase in the authorized number of shares of Series F-1 Preferred;

(ii) Any amendment, alteration, repeal, or waiver of the anti-dilution provisions set forth in Article IV(D) Section 5(h) hereof with respect to the Series F-1 Preferred (including any waiver of adjustments made or required to be made to the Series Preferred Conversion Price of the Series F-1 Preferred pursuant thereto);

(iii) Any action that alters or changes the powers, rights, preferences or privileges of Series F Preferred so as to affect the holders of Series F-1 Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Series Preferred, including for the sake of clarity, any amendment, alteration, repeal, or waiver of this Section 2(e); or

(iv) Any action that alters or changes the liquidation preference of the Series F-1 Preferred pursuant to Article IV(D) Section 3 and Section 4 hereof in connection with, or in anticipation of, any Acquisition or Asset Transfer.

(f) Election of Board of Directors.

(i) For so long as at least 3,000,000 shares of Series Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series Preferred after the filing date hereof) the holders of Series Preferred voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect four (4) members of the Board (the “Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock the holders of Series Preferred shall be entitled to be paid pari passu out of the assets of the Company legally available for distribution for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the greater of (i) the applicable Original Issue Price plus all declared and unpaid dividends on such share of the Series Preferred and (ii) such amount per share as would have been payable had all shares of Series Preferred been converted to Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock as provided in Article IV Section E.4.

(c) The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least seventy percent (70%) of the outstanding Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis); provided that no proceeds are paid or distributed to any stockholder of the Company in connection with such transaction or series of related transactions.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then (X) each holder of Series Preferred shall be entitled to receive, pari passu, for each share of Series Preferred then held by such holder, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such share pursuant to Section 3(a) above were such Acquisition or Asset Transfer a Liquidation Event or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such share pursuant to Section 3(c) above were Acquisition or Asset Transfer deemed a Liquidation Event and such share had been converted to Common Stock immediately prior to such Acquisition or Asset Transfer and (Y) each holder of Common Stock shall be entitled to receive for each share of Common Stock held by such holder, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such share pursuant to Section 3(b) above were such Acquisition or Asset Transfer deemed a Liquidation Event.

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c) In any Liquidation Event, Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(d) The treatment of any particular transaction or series of related transactions as an Acquisition or an Asset Transfer may be waived by the vote or written consent of the holders of seventy percent (70%) of the outstanding Series Preferred (voting together as a single class on an as-if-converted to Common Stock basis); provided that no proceeds are paid or distributed to any stockholder of the Company in connection with such transaction or series of related transactions.

5. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Class B Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class B Common Stock. The number of shares of Class B Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series Preferred Conversion Rate” then in effect for such series (determined as provided in Section 5(b) below) by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of each separate series of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of such series of Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 5(c) below.

(c) Series Preferred Conversion Price. The conversion price for each separate series of the Series Preferred shall initially be the applicable Original Issue Price of such series of Series Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Class B Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class B Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Class B Common Stock (at the Class B Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Class B Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Class B Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date upon which this Amended and Restated

Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”) the Company effects a subdivision of the outstanding Class B Common Stock, the Series Preferred Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Class B Common Stock into a smaller number of shares, the Series Preferred Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Filing Date, the Company pays to holders of Class B Common Stock a dividend or other distribution in additional shares of Class B Common Stock, the Series Preferred Conversion Prices then in effect shall be decreased as of the time of such issuance, as provided below:

(i) Each Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Class B Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Class B Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Class B Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Prices shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Filing Date, the Class B Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 of Article IV(D) or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Class B Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series Preferred Conversion Prices then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Filing Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred or the Series F-1 Preferred (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price of such series shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing applicable Series Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Class B Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series Preferred Conversion Price in an amount less than one tenth of one percent (0.1%) of the Series Preferred Conversion Price then in effect. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series Preferred Conversion Price. Any adjustment required by this Section 5(h) shall be rounded to the first decimal for which such rounding represents less than one tenth of one percent (0.1%) of the applicable Series Preferred Conversion Price in effect after such adjustment.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price then in effect with respect to a series of Series Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Series Preferred Conversion Price required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Class B Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock or Convertible Securities issued after the Filing Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Filing Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board including at least one of the Preferred Directors;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board including the at least one of Preferred Directors;

(F) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board including at least one of the Preferred Directors; and.

(G) Up to 64,920 shares of Series E Preferred Stock (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series Preferred after the filing date hereof) issued pursuant to the Representations Letter (as defined in that certain Series E Preferred Stock Purchase Agreement dated August 22, 2013).

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4 of Article IV(D)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4 of Article IV(D)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of at least seventy percent (70%) of the outstanding Series Preferred voting together as a single class on an as-if-converted to Class B Common Stock basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Class B Common Stock, based on the then-effective applicable Series Preferred Conversion Rate, (A) at any time upon the affirmative election of the holders of at least seventy percent (70%) of the outstanding shares of the Series Preferred voting together as a single class on an as-if-converted to Class B Common Stock basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30,000,000 and the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d) of Article IV(D). Notwithstanding the foregoing, if the holders of at least seventy percent (70%) of the outstanding shares of the Series Preferred affirmatively elect to convert each share of Series Preferred into shares of Class B Common Stock pursuant to Section 5(k)(i)(A) in connection with a, or in contemplation of an identified, Liquidation Event, Acquisition or Asset Transfer, in addition to such affirmative election, the consent of at least sixty percent (60%) of the outstanding shares of Series C Preferred shall be required to convert the outstanding shares of Series C Preferred into shares of Class B Common Stock, the consent of at least sixty-five percent (65%) of the outstanding shares of Series D Preferred shall be required to convert the outstanding shares of Series D Preferred into shares of Class B Common Stock, the consent of at least seventy percent (70%) of the outstanding shares of Series E Preferred shall be required to convert the outstanding shares of Series E Preferred into shares of Class B Common Stock, and the consent of at least seventy percent (70%) of the outstanding shares of Series F Preferred shall be required to convert the outstanding shares of Series F Preferred into shares of Class B Common Stock, and the consent of a majority of the outstanding shares of Series F-1 Preferred shall be required to convert the outstanding shares of Series F-1 Preferred into shares of Class B Common Stock.

(ii) Upon the occurrence of either of the events specified in Section 5(k)(i) of Article IV(D), and subject to the last sentence of such section, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class B Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d) of Article IV(D).

(l) Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon conversion of Series Preferred. All shares of Class B Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Class B Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by communication in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6. NO REISSUANCE OF SERIES PREFERRED.

Any share or shares of Series Preferred redeemed, purchased, converted or exchanged shall be cancelled and retired and shall not be reissued or transferred.

E. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:

1. Definitions.

For purposes of this Article IV.E, the following definitions shall apply:

(a) “Equivalent Consideration” shall mean, with respect to the Class A Common Stock or the Class B Common Stock, the same consideration paid or otherwise distributed in respect of the Class B Common Stock or the Class A Common Stock, respectively; provided, however, that in the event that consideration is paid in capital stock or other securities of another entity, such securities need not be identical with respect to voting rights in order to be Equivalent Consideration. For the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration in respect of the Class A Common Stock or Class B Common Stock.

(b) “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder.

(c) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earlier to occur following the IPO of (i) the first Trading Day falling on or after the date on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock, (ii) the tenth (10th) anniversary of the IPO or (iii) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a single class.

(d) “Founder” means the following individuals: Scott Dietzen, John Colgrove and David Hatfield and any Permitted Transferee of such Founder.

(e) “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock where the Class A Common Stock and Class B Common Stock are each a “covered security” as described in Section 18(b) of the Securities Act of 1933, as amended.

(f) “Permitted Entity” shall mean, with respect to a Qualified Stockholder that is not a natural person, any corporation, partnership or limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

(g) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder that is a natural person, to the trustee of a Permitted Trust of such Qualified Stockholder;

(ii) by a Permitted Trust of a Qualified Stockholder, to the Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder;

(iii) by a Qualified Stockholder that is not a natural person to any Permitted Entity of such Qualified Stockholder;

(iv) by a Permitted Entity of a Qualified Stockholder that is not a natural person to the Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder; or

(v) by a Qualified Stockholder that is a partnership or limited liability company that beneficially held more than one percent (1%) of the total outstanding shares of Class B Common Stock as of immediately following the closing of the IPO, to any person or entity that, upon the closing of the IPO, was a Control Person of such partnership or limited liability company, in accordance with in the terms of such partnership or limited liability company and without the payment of additional consideration, and any further Transfer(s) by such Control Person that is a partnership or limited liability company to any person or entity that was upon the closing of the IPO a general partner, managing member or manager of such partnership or limited liability company in accordance with the terms of such partnership or limited liability company and without the payment of additional consideration. All shares of Class B Common Stock held by affiliated entities shall be aggregated together for the purposes of determining the satisfaction of such one percent (1%) threshold. For the purposes of the foregoing, a “Control Person” shall mean any general partner of a limited partnership and any managing member, managing director or manager of a limited liability company.

(h) “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(i) “Permitted Trust” shall mean a bona fide trust for the benefit of a Qualified Stockholder or Family Members of the Qualified Stockholder, if such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Qualified Stockholder, a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust.

(j) “Qualified Stockholder” shall mean (i) the registered holder of a share of Class B Common Stock immediately prior to the IPO; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Company after the IPO (including, without limitation, upon conversion of the Series Preferred or upon exercise of options or warrants); and (iii) a Permitted Transferee.

(k) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee, or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the acceptance of this Amended and Restated Certificate of Incorporation for filing with the Secretary of State of the State of Delaware (the

“Effective Time”), of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effective Time, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(l) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. RIGHTS RELATING TO DIVIDENDS, SUBDIVISIONS AND COMBINATIONS.

(a) Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.

(b) The Company shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.

(c) If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3. VOTING RIGHTS.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held.

(c) Class B Common Stock Protective Provisions. Following the IPO, so long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i) amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock; or

(ii) reclassify any outstanding shares of Class A Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof.

(d) General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes.

4. LIQUIDATION RIGHTS.

In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

5. OPTIONAL CONVERSION.

(a) Optional Conversion of the Class B Common Stock.

(i) At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time following the closing of the IPO, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a conversion election under this Section 5(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately after to the closing of such sale of the Company’s securities in the offering.

6. AUTOMATIC CONVERSION.

(a) Automatic Conversion of the Class B Common Stock. At any time following the closing of the IPO, each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Class A Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

(b) Conversion Upon Death. At any time following the closing of the IPO, each share of Class B Common Stock held of record by a natural person, other than a Founder, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such stockholder. At any time following the closing of the IPO, each share of Class B Common Stock held of record by a Founder or a Permitted Transferee of such Founder shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock nine (9) months after the date of the death of such Founder.

7. Final Conversion. On the Final Conversion Date, each one (1) issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock.

8. RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

The Company shall at all times following the closing of the IPO reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time following the closing of the IPO the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D. In the event that a member of the Board of Directors of the Company who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board of Directors of the Company) and that may be an opportunity of interest for both the Company and such Fund (a “Corporate Opportunity”), then the Company (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Company or any of its affiliates; provided, however, that such director acts in good faith.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. Subject to any required vote or approval of the holders of the Series Preferred set forth herein, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, PURE Storage, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 31st day of March, 2015.

PURE STORAGE, INC.

/s/ Scott Dietzen
Scott Dietzen, Chief Executive Officer

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PURE STORAGE, INC.

PURE STORAGE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Pure Storage, Inc. (the “Company”).

SECOND: The original name of this corporation is Os76, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was October 2, 2009.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

1. Article IV(A) of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read in full as follows:

“A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is two billion three hundred seventy-six million six hundred ninety-one thousand two hundred forty-seven (2,376,691,247) shares, two billion (2,000,000,000) shares of which shall be Class A Common Stock (the “Class A Common Stock”), two hundred fifty-two million eight hundred eleven thousand two hundred ninety-five (252,811,295) shares of which shall be Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and one hundred twenty-three million eight hundred seventy-nine thousand nine hundred fifty-two (123,879,952) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.”

FOURTH: Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval in accordance with the provisions of Section 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

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IN WITNESS WHEREOF, PURE STORAGE, INC. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 31st day of August, 2015.

PURE STORAGE, INC.

By:	/s/ Scott Dietzen
SCOTT DIETZEN
Chief Executive Officer